Exhibit No. 21


  Madison Gas and Electric Company and Consolidated Subsidiaries

                  SUBSIDIARIES OF THE REGISTRANT


As of December 31, 1997, the Company owned 100 percent of the voting securities of the following subsidiaries (all Wisconsin corporations):

- MAGAEL INC. - holds title to property acquired by the Company for future utility plant expansion and nonutility property.

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout Central Wisconsin by participating in planning, financing, property acquisition, joint ventures, and associated activities.

- Great Lakes Energy Corp. - formed a joint venture on January 1, 1997, with American Energy Management, Inc., and another gas marketing company that markets fuels and energy services to commercial and industrial customers. (See Item 7, page II-6, and Item 8, page F-17, for further discussion.)

-  Wisconsin Resources Corporation - Inactive.

-  North Central Technologies, Inc. - Inactive.

-  Mid America Technologies, Inc. - Inactive.

As of December 31, 1997, Great Lakes Energy Corp. owned 100 percent of the voting securities of the following subsidiary (a
Wisconsin corporation):

- American Energy Management, Inc. - formed a joint venture on January 1, 1997, with Great Lakes Energy Corp. and another gas marketing company that markets nonregulated energy services, including the purchase and transportation of natural gas and other fuels for commercial and industrial customers. (See
   Item 7, page II-6, and Item 8, page F-17, for further discussion.)